EXHIBIT 23

                   CONSENT OF INDEPENDENT AUDITORS


KPMG LLP
Certified Public Accountants
One Financial Plaza
Hartford, Connecticut 06103


The Board of Directors and Shareholders
Kaman Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-51483 and 33-51485) on Form S-8 of Kaman Corporation of our reports dated February 5, 2001, relating to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear or are incorporated by reference in the December 31, 2000 annual report on Form 10-K of Kaman Corporation.



/s/ KPMG LLP


Hartford, Connecticut
March 15, 2001







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